UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the
☐	Definitive Proxy Statement		Commission Only (as permitted
☑	Definitive Additional Materials		by Rule 14a-6(e)(2))
☐	Soliciting Material Pursuant to Rule 14a-12

Astea International Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Astea International Inc. (the “Company”) recently determined that the section entitled Security Ownership of Certain Beneficial Owners and Management of the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2013, did not include 217,534 shares of the Company’s common stock held by trusts (the “Trust Shares”) of which Rick Etskovitz, the Company’s Chief Financial Officer, is the trustee.  As trustee, Mr. Etskovitz has investment and voting power over the Trust Shares and therefore is deemed to be a beneficial owner of the Trust Shares under rules and regulations of the SEC.  Revised Security Ownership of Certain Beneficial Owners and Management information reflecting Mr. Etskovitz’s beneficial ownership of the Trust Shares is set forth below.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of April 15, 2013: (i) the name of each person who, to our knowledge, is the beneficial owner of more than 5% of the shares of our common stock (Common Stock) outstanding at such date; (ii) the name of each of our directors; and (iii) the name of each of our Named Executive Officers. The following table also sets forth as of April 15, 2013 the number of shares of Common Stock owned by each of such persons and the percentage of the outstanding shares represented thereby, and also sets forth such information for our directors, nominees and executive officers as a group:

Name of Beneficial Owner and Management	Amount of Ownership (1)	Percent of Class (2)
Zack Bergreen (3)	2,070,068	44.0%
Adrian A. Peters (4)	14,750	0.3%
Keith D. Schneck	0	0.0%
Eric S. Siegel (5)	17,000	0.4%
John Tobin (6)	109,767	2.3%
Rick Etskovitz (7)	315,284	8.6%
KVO Capital Management, LLC (8)	400,658	11.2%
Kinetic Catalyst Partners LLC (9)	249,482	7.0%
All current directors, nominees and executive officers as a group (6 persons) (1)-(7)	2,526,869	53.6%

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Except as otherwise indicated, the address of each person named in the table is c/o Astea International Inc., 240 Gibraltar Road, Horsham, Pennsylvania 19044. Information regarding beneficial owners other than our officers and directors are based on, and limited to, the information each has provided in its respective Schedule 13D and Schedule 13G filings with the SEC.

(1)
Except as noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock owned, based upon information provided to us by directors, officers and principal stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares of Common Stock subject to options currently exercisable or exercisable within 60 days after the Record Date April 15, 2013.

(2)
Applicable percentage of ownership as of April 15, 2013 is based upon 3,587,299 shares of Common Stock outstanding as of that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Presently exercisable stock options and preferred stock convertible into Common Stock are deemed outstanding for computing the percentage of ownership of the person holding such options and/or convertible preferred stock, but are not deemed outstanding for computing the percentage of any other person.

(3)
Includes 1,103,019 shares of Common Stock held by trusts of which Mr. Bergreen and his wife are the only trustees, 55,803 shares of Common Stock held by a family limited partnership of which Mr. Bergreen is the sole general partner and 826,446 shares of convertible preferred stock which are convertible at the Record Date of April 15, 2013 into 826,446 shares of Common Stock.

(4)	Represents options to purchase 14,750 shares, all of which are currently exercisable.

(5)	Represents options to purchase 17,000 shares, all of which are currently exercisable.

(6)	Represents 21,017 shares of Common Stock and also options to purchase 88,750 shares, all of which are exercisable.

(7)
Includes 217,534 shares of Common Stock held by trusts for the benefit of certain members of the family of Mr. Bergreen of which Mr. Etskovitz is the trustee with investment and voting power over the shares, 4,000 shares of Common Stock and options to purchase 93,750 shares, all of which are exercisable.

(8)
KVO Capital Management, LLC, includes the ownership of Astea stock by Kernan V. Oberting, Managing Member of KVO Capital Management, LLC. The principal address of KVO Capital Management, LLC is 33 S. Main Street, Suite 3, Hanover, NH 03755.

(9)
Kinetic Catalyst Partners LLC is a Delaware limited liability company. Robert B. Ashton is the Portfolio Manager of Kinetic Catalyst Partners LLC. The principal address of Kinetic Catalyst Partners LLC is 6 Occom Ridge, Hanover, NH 03755.